EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Searchhelp, Inc. and Subsidiaries

We consent to the inclusion in the Registration Statement on Post Effective Amendment # 7 to Form SB-2 (Registration Number 333-97687) and the related Prospectus of Searchhelp, Inc. and Subsidiaries, of our report dated April 5, 2007 with respect to the consolidated balance sheet of Searchhelp, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

New York, New York	Lazar Levine and Felix LLP
June 21, 2007